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                                                               EXHIBIT 10.8


                               LICENSE AGREEMENT


         AGREEMENT, made this 31st day of March, 1996, between AUTOMATED GOLF TRAINING AIDS, INC., a Florida corporation, hereinafter referred to as "LICENSOR," and LEVEL BEST GOLF, INC., a Florida corporation, hereinafter referred to as "LICENSEE."


                              W I T N E S S E T H:

         WHEREAS, letters patent on United States Application Serial No. 60/004,073 for an ANGLE IRON AUTOMATED GOLF TRAINER, has been filed in the United States Patent and Trademark Office on September 21, 1995;

         WHEREAS, LICENSOR is the owner of a trademark "Angle Iron" used in connection with the product of the invention embodied in U.S. Serial No. 60/004,073;

         WHEREAS, the LICENSEE desires to manufacture, use, and sell structures containing such patented improvement, hereinafter referred to as "The Product"; and,

         WHEREAS, LICENSEE desires to obtain an exclusive license to manufacture, use, and sell The Product, as hereinabove defined, and to use the trademark "Angle Iron" and to have imparted to it the necessary technical information to enable it to manufacture, use and sell The Product, as hereinafter defined.

         IT IS THEREFORE AGREED:





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         1.      The terms defined in Schedule A annexed hereto shall, for all purposes of this Agreement, have the meanings in said Schedule A specified.

         2. LICENSOR warrants that it is the owner of certain patent rights and trademark rights relating to an ANGLE IRON AUTOMATED GOLF TRAINER embodied in U.S. Patent Application No. 60/004,073, and that it has the right to grant to LICENSEE the within license under the patent rights of LICENSOR.

         3.      (a)      The LICENSOR hereby grants to the LICENSEE a
world-wide exclusive non-transferable right and license to manufacture, use, and sell The Product, under the patent rights of LICENSOR including those patent rights covered by U.S. Letters Patent Application No. 60/004,073 and LICENSEE shall enjoy the use and application throughout the world of the trademark Angle Iron."

                 (b) LICENSEE shall apply to The Product manufactured by it under this license such notice of any licensed patent or patent application as may be required by the laws of the United States or as may be required by LICENSOR.

         4. LICENSEE hereby grants to LICENSOR, a royalty-free, world-wide exclusive license under the patent rights of LICENSEE to manufacture, use, and sell The Product throughout the world subsequent to the termination of this Agreement; such exclusive license includes the right by LICENSOR to grant, either directly or through others, non-exclusive licenses under LICENSEE'S patent rights to manufacture, use, and sell The Product.





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         5.      (a)      The technical information of LICENSOR shall be
available to LICENSEE for the use of LICENSEE hereunder. LICENSEE will use its best efforts to prevent duplication or disclosure of all such technical information furnished directly or indirectly, in writing or otherwise, to LICENSEE by LICENSOR, provided, however, that LICENSEE may furnish such portions of such technical information, to the extent necessary for the operations of LICENSEE hereunder, to others who have entered into an appropriate agreement with LICENSOR for the protection of such technical information. LICENSOR shall not be unreasonable with respect to the terms and conditions of any such appropriate agreement or with respect to the approval or selection of any party to said agreement.

         (b) LICENSOR shall make periodic visits to LICENSEE's facilities for the purpose of general consultation with LICENSEE and its staff and employees for such problems as may arise in connection with the manufacture, use and sale of The Product. More particularly, LICENSOR shall consult with and provide such technical information and assistance with respect to any warranty problems, manufacturing problems, quality control matters and with respect to methods and processes of manufacture, marketing, distribution, and sale of The Product.

         (c) The technical information of LICENSEE shall be available to LICENSOR. LICENSOR will use its best efforts to prevent duplication or disclosure of all such technical information furnished directly or indirectly in writing or





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otherwise, to LICENSOR by LICENSEE, except to the extent necessary in the performance of LICENSOR's business.

         (d) With respect to the obligations of the parties pertaining to the protection and use of technical information furnished pursuant to this paragraph 5, no obligation shall be imposed upon the recipient party with respect to any portion of said information (i) which corresponds in substance to that developed by and in the recipient party's possession prior to such party's receipt of the same, (ii) which at the time of disclosure is, or thereafter becomes, through no act or failure to act on the part of the recipient party, part of the public domain by publication or otherwise, or
(iii) which corresponds in substance to information furnished to the recipient party by others as a matter of right without restriction on disclosure; provided, however, that the occurrence of (i), (ii), or (iii) above shall not be construed as granting any rights, express or implied, under LICENSOR's patents which relate to said information furnished to LICENSEE by LICENSOR, except as otherwise specifically provided in paragraph 3 of this Agreement or in any other license agreement between LICENSEE and LICENSOR. Technical information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the recipient party's possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in





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the public domain or in the recipient party's possession, but only if the combination itself and its principle of operation are in public domain or in the recipient party's possession.

         6.      (a)      LICENSOR shall use its best efforts to verify the
accuracy of the technical information furnished by it hereunder, but LICENSOR shall not be liable for damages arising out of or resulting from anything made available hereunder or the use thereof nor be liable to LICENSEE for any type of damages, consequential or otherwise under any circumstances.

                 (b) The sole obligation of LICENSOR with respect to technical information shall be to furnish it to LICENSEE. LICENSOR shall have no responsibility for the ability of LICENSEE to use such technical information, the quality or performance of The Product produced therefrom by LICENSEE, or the claims of third parties arising from the use of such material or technical information.

                 (c) LICENSEE agrees to assume all financial and service obligations for The Product manufactured, used and sold by it hereunder, and LICENSOR shall be absolved of all liability or responsibility to LICENSEE or others for any failure in production, design, operation, or otherwise of The Product manufactured, used and sold by LICENSEE, except as may have heretofore been approved by LICENSOR.

                 (d) LICENSOR does not warrant and shall not be responsible for any design, specification, drawing, blueprint, Van Dyke, sepia, or other reproducible tracing, or other data or





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information furnished by it to LICENSEE but shall furnish such in good faith to the best of LICENSOR's knowledge and ability.

         7. LICENSEE shall maintain high manufacturing standards for The Product in order to ensure consumer acceptance and to ensure complete interchangeability of parts for The Product and any proposed change involving material alterations in the structure, quality, or design of The Product shall be submitted to LICENSOR and shall be subject to its written approval prior to making such alteration, which approval shall not be unreasonably withheld.

         8. LICENSEE will pay royalties and render statements to LICENSOR as set forth in Schedule B annexed hereto.

         9. LICENSEE, in accordance with generally accepted accounting practices, will keep such detailed records and books of account as shall be necessary for the determination of royalties payable hereunder, and will furnish copies thereof to LICENSOR at LICENSOR's request. LICENSOR or his nominee may, at any time during business hours, make such examinations as it may deem necessary to verify such records and books of account.

         10.     (a)      LICENSEE will promptly advise LICENSOR in writing of
any notice or claim of infringement and of the commencement against it of any suit or action for infringement of patents made or brought against LICENSEE and based upon the use hereunder by LICENSEE of the rights granted to LICENSEE hereunder with respect to The Product. If such use and The Product is in accordance with designs and specifications approved by LICENSOR in writing,





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which approval will not be unreasonably withheld, LICENSOR will upon receipt of such notice undertake the defense of any such suit or action to the extent that the alleged infringement is based upon such use hereunder, but LICENSOR shall have sole charge and direction of the defense of such suit or action. LICENSOR and LICENSEE share equally in the cost of the defense of any such suit.
LICENSEE shall have the right to be represented therein by advisory counsel of its own selection at its own expense.

                 (b) Except as otherwise may be provided herein, LICENSOR will hold LICENSEE free and harmless from any damages or other sums that may be assessed in or become payable under any final decree or final judgment by any court for infringement to the extent based upon the use hereunder, during the term of this agreement by LICENSEE of the LICENSOR technical information and The Product in accordance with designs and specifications approved by LICENSOR in writing, provided that the aggregate amount that may become payable by LICENSOR under the provisions of this paragraph shall not in any event exceed one-half (1/2) of the aggregate of the net royalty payments theretofore received under this agreement by LICENSOR from LICENSEE in respect of The Product in which such infringement shall have occurred. Except to the extent expressly provided in this Article 8, LICENSOR shall not be obligated to pay any losses, damages, claims or demands resulting from any such suit or action or the conduct thereof or from any decree or judgment.





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                 (c)      Neither LICENSOR nor LICENSEE shall settle or
compromise any such suit or action without the consent of the other if the settlement or compromise obliges the other to make any payment or par with any property or assume any obligation or grant any licenses or other rights or be subject to any injunction by reason of such settlement or compromise.

         11.     (a)      LICENSEE agrees to use its best efforts to promote
the sale of The Product throughout the world. As used in this Agreement, the term "Best Efforts" refers to that level of efforts which the LICENSEE shall exert which, in the LICENSEE's sole judgment, shall be best suited to commercialize the licenses granted under this Agreement, taking into account such factors as difficulties, time and expense encountered in development of the market for The Product, cost factors derived at the completion of development of each market segment, competitive and other market conditions. Best efforts, as that term is contemplated in this Agreement, shall be assumed to have been exerted in the event that the LICENSEE shall achieve the minimum royalty levels contemplated in Schedule B hereof.

                 (b) LICENSEE shall as soon as possible after receiving technical information as herein provided begin the manufacture and sale of The Product herein licensed and shall throughout the life of this Agreement exert its best efforts to create, supply and service throughout the world as extensive a market for The Product as possible.





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         12.     (a)      If LICENSEE shall delay, fail or refuse to make
payment of royalties or render statements to LICENSOR as provided in Paragraph 8 hereof, or if LICENSEE shall be in default for thirty (30) days in any other obligation hereunder, LICENSOR may give written notice to LICENSEE specifying the claimed particulars of such delay or default and, in the event LICENSEE shall not remedy such delay or default within thirty (30) days after such notice, LICENSOR may at its option take all of the following actions: terminate this Agreement by giving ten (10) days' prior written notice to LICENSEE to that effect, impose a finance charge of eighteen percent (18%) per annum for the period of such delay, and/or proceed to enforce the defaulted obligation of LICENSEE by any available means. Any indulgence on the part of LICENSOR in respect to a delay or default by LICENSEE shall not be construed as a waiver of LICENSOR's right to proceed under this paragraph either with respect to such delay or default or to similar subsequent delays or defaults, nor shall this Agreement be modified in any respect by any action of the parties or by anything else other than the written concurrence of the parties hereto.

                 (b) Unless sooner terminated as herein provided, this Agreement shall continue in full force and effect for five (5) years from the date of this Agreement (hereinafter referred to as "Commencement Date"), and so long as LICENSEE has achieved the minimum royalty levels contemplated in Schedule B hereof, shall continue from year to year thereafter.





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                 (c)      Upon termination of this Agreement, by expiration or
otherwise, all licenses, rights, privileges, and obligations hereunder shall cease and terminate except that the licenses and rights granted under paragraph 3 hereof shall continue as to all specific units of The Product manufactured during the term of this Agreement, or actually in manufacture upon the date of termination of this Agreement, by LICENSEE or any of its subsidiaries, for the full term of the patents under which The Product is licensed hereunder to be made and/or used, sold, leased, or otherwise disposed of, and except that no termination of this Agreement by expiration or otherwise shall release LICENSEE from any of its obligations accrued hereunder (including its obligations to furnish statements and to pay compensation with respect to The Product manufactured during the term of this Agreement, or actually in manufacture upon such date of termination by LICENSEE or any of its subsidiaries) or rescind or give rise to any rights to rescind anything done or any payment made or other consideration given to either party hereunder prior to the time such termination becomes effective. In case of any such termination, LICENSOR shall have the right to give public notice thereof in such manner and at such time and places as it may deem advisable.

                 (d) On the termination of this Agreement, for any reason whatsoever, LICENSEE shall deliver to LICENSOR all books, notes, drawings, writings, and other documents, samples, and models relating to any improvements or inventions which are the





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subject matter of this Agreement; and LICENSEE shall also cease to exploit any patent right for which a license has been granted under this Agreement.

                 (e) In the event of the termination by LICENSOR pursuant to the provisions of this Paragraph 12: (1) all unpaid sums on sales made prior to the effective termination date shall become due and payable immediately; (2) LICENSOR shall, if it so elects, have the right to purchase any or all of The Product manufactured by LICENSEE which are unsold at the time of LICENSEE's receipt of such notice of termination. The price to LICENSOR shall be the LICENSEE's cost without any profit to LICENSEE. LICENSOR may also in such event buy at depreciated costs, and without profit to the LICENSEE all special dies, jigs, molds, tools, fixtures, and patterns applicable to The Product.

                 (f) From and after the effective date of any termination of this Agreement, LICENSOR shall have no further rights hereunder except that such termination shall not affect in any way the rights granted by LICENSEE under paragraph 4 hereof, but LICENSEE shall not be relieved of any obligation or liability accrued hereunder prior to the effective date of such termination.

                 (g) Termination of this Agreement shall not relieve LICENSEE or LICENSOR of their respective obligations to prevent duplication or disclosure of technical information furnished as provided in paragraph 5 hereof.

         13.     The addresses of the parties hereto are as follows:





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                 LICENSOR:  AUTOMATED GOLF TRAINING AIDS, INC.
                            18911 Edinborough Way
                            Tampa, FL 33647




                 LICENSEE:  LEVEL BEST GOLF, INC.
                            11800 28th Street North
                            St. Petersburg, FL 33716

Notices and written statements required hereunder shall be deemed to have been duly given upon the mailing thereof, postpaid, to the party entitled thereto at its above address or at such other address as may from time to time be designated in writing to the other party.

         14. "Angle Iron" is a proprietary name, and LICENSEE shall not claim any rights or interests in the words "Angle Iron." LICENSEE shall make no commercial use of the words "Angle Iron" except as otherwise provided herein, as a trademark or otherwise, unless such commercial use and the manner thereof has first been approved in writing by LICENSOR.

         15.     (a)      This Agreement shall not be assignable by either
party without the prior written consent of the other party hereto, except that it may be assigned without such consent to the successor of either party or to a person, firm or corporation acquiring all of substantially all of the business and assets of such party. No assignment of this Agreement shall be valid until and unless this Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing,





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this Agreement shall be binding upon and shall inure to the benefit of the assignee.

                 (b) Any assignment of this Agreement shall provide that neither LICENSEE nor LICENSOR shall be relieved of their respective obligations with respect to the use, duplication or disclosure of technical information furnished as provided in paragraph 5 hereof.

         16. This Agreement is executed and delivered with the understanding that it embodies the entire agreement between the parties and that there are no prior representations, warranties or agreements relating thereto.

         17. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida. In connection with any litigation including appellate proceedings arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs.

         18. This Agreement shall not become effective until executed by LICENSOR at its principal office designated in paragraph 13 hereof. No change in, addition to, or waiver of the terms and provisions hereof shall be binding upon LICENSOR unless approved in writing by its authorized representative and no modification shall be effected by the acknowledgment or acceptance of purchase order forms containing other or different terms or conditions.





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         19.     Nothing contained herein shall be construed as granting any rights, express or implied, under the patent rights or technical information of LICENSOR, or as estopping LICENSOR from claiming infringement of the patent rights or technical information of LICENSOR, in connection with any manufacture, use, and sale by LICENSEE of The Product not conducted pursuant to this license.

         IN WITNESS WHEREOF, the parties hereto have caused their respective corporate names to be hereto subscribed and their respective corporate seals to be hereunto affixed and attested by their respective officers and agents thereunto duly authorized.

Attest: /s/ ?                           LICENSOR:

                                        AUTOMATED GOLF TRAINING AIDS, INC.



                                        By:  /s/ Richard L. Bradshaw
----------------------------------          ------------------------------------
             (SEAL)                          its president



                                        LICENSEE:

Attest: /s/ J.G. Solomon                LEVEL BEST GOLF, INC.



                                        By:  /s/ Fred Solomon
----------------------------------          ------------------------------------
             (SEAL)                          its president





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                                   SCHEDULE A

                                  DEFINITIONS

         1. The term "patent rights" shall mean patents and patent applications of all countries to the extent and only to the extent that they or the claims thereof cover The Product (including, without limitation, apparatus and equipment for carrying out manufacture and use of The Product), and transferable interests in or rights with respect thereto, (i) acquired by the party in question prior to the termination of this Agreement, or (ii) based on inventions conceived and under the control of said party prior to the termination of this Agreement; in each case to the extent that, and subject to the conditions under which, said party now has or hereafter shall have the right to grant licenses, immunities or licensing rights thereunder.

         2. The term "technical information" shall mean detailed design information relating to, improvements and developments relating to, and operating technique necessary for the manufacture and use of The Product, or any improvement thereof, made or acquired by the party in question prior to the termination of this Agreement, to the extent that, and subject to the terms and conditions (including the obligation to account to and/or make payments to others) under which, said party has the right to disclose such information to others. Such technical information may include drawings, manuals, blueprints, design sheets, bills of materials, material specifications, photographs,





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package designs, photostats and similar data, and designs and specifications relating to manufacturing equipment, tools, dies, molds, jigs, and fixtures, and shall include the technical information in all current and future patent applications relating to The Product.

         3. The term "The Product" shall mean the devices, auxiliaries, machinery, apparatus or replacement parts therefor, for structures containing the improvements under LICENSOR's patent rights, including those embodied in U.S. Patent Application No. 60/004,073 and commonly referred to as an ANGLE IRON AUTOMATED GOLF TRAINING AID.

         4. The term "United States" shall mean all territory to which patents of the United States apply.





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                                   SCHEDULE B

                                   ROYALTIES

         1. LICENSEE hereby accepts the license herein granted, subject to all the conditions expressed elsewhere in this Agreement and in consideration therefor agrees to pay LICENSOR in lawful money of the United States a royalty of eight percent (8%) of LICENSEE's net sales actually received for The Product sold by or for LICENSEE. Payments due LICENSOR hereunder shall be paid within thirty (30) days after any quarterly period of each calendar year.

         2. In consideration of the rights granted LICENSEE to said trademarks, LICENSEE shall pay LICENSOR a royalty of one percent (1%) of LICENSEE's net sales, as defined hereinbelow, of The Product and parts thereof sold by or for LICENSEE and/or any sub-licensee.

         3. For the calendar year ending December 31, 1996, there shall be no minimum royalty. For the calendar year 1997, there shall be a minimum royalty of $50,0000.00. The minimum royalty for the calendar year 1998 and each year thereafter shall be $100,000.00.

         4. LICENSEE will on or before the thirtieth day of each calendar quarter, deliver to LICENSOR a written statement accounting for royalties so payable or showing that no royalties are due, other than applicable minimum royalty because no sales were made.





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         5.      Products in respect of which royalty is payable under
Paragraph 1 and 2 above shall be considered sold directly or indirectly, by
LICENSEE: (a) if sold on open account when delivered to a bona fide purchaser for value or to a common carrier and consigned to such purchaser; (b) when paid for, if paid in advance of delivery; and (c) if sold on consignment, when paid for or when released from consignment, whichever shall first occur.

         6.      (a)      The term "Net Sales" shall mean the proceeds actually
received by the LICENSEE during each calendar month during the term of this Agreement, subject to payment or royalty under Paragraph 8 less the following:

                          (1)     actual cost of freight charges or of freight
absorption, if any, separately stated in such invoice;

                          (2)     actual cost of packaging and transit
insurance;

                          (3)     trade, quantity or standard trade cash
discounts, if any, allowed;

                          (4)     any tax, duties, imports or other government
charge on the sale, transportation, or delivery which is separately stated on the invoice (unless in the nature of a value added tax, which need not be separately stated);

                          (5)     credit and cash refunds for returned goods;
and

                          (6)     allowances for damaged, obsolete or defective
goods.





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                 (b)      For purposes of computing royalty, as used in this
Agreement, the term "Units" shall mean that number of Units manufactured in the license granted in paragraph 3(a) which Units have been theretofore sold in any period and payment therefor actually received by the LICENSEE in the royalty reporting period.

         7. All royalty rates hereinabove specified refer to lawful money of the United States of America. All royalty payments shall be made to LICENSOR, at the office of LICENSOR designated in Article 13 hereof, in lawful money of the United States of America and shall be made in an amount to be calculated and established at the time payment is due so that, after deduction for any taxes, assessments and charges levied, assessed or imposed, other than by the Government of the United States of America, which LICENSEE or LICENSOR, or any other party shall be required to pay or withhold in respect to this Agreement or with respect to such royalty payments, the remainder actually receivable by, and due and payable to, LICENSOR shall be in the amounts as herein specified.





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